Exhibit 99.1

FOR IMMEDIATE RELEASE

Neoware Names Former SAP Executive Klaus Besier President

KING OF PRUSSIA, Pa., July 13, 2006 – Neoware, Inc. (Nasdaq:NWRE), the leading supplier of thin client software and devices, today named Klaus Besier as president, reporting to Michael Kantrowitz, the Company’s chairman and CEO.

     Besier, a member of Neoware’s board of directors, had been president and chief executive officer of SAP America during the 1990s, leading the German software company’s rapid growth in the United States, Canada, Mexico, and Australia. During his tenure at SAP, the company’s revenues grew more than tenfold, from $56 million to $710 million.

     “From my experience working with large enterprises and serving on the Neoware board of directors, it’s clear that Neoware has a very significant opportunity, with more and more companies adopting thin client software and devices for the security, cost and manageability benefits they provide,” said Besier. “The challenges and opportunities for thin client computing are similar to those that I dealt with at SAP when enterprise application software was just beginning to take off. The benefits of Neoware’s thin client solutions are considerable and demand is growing rapidly, but there’s still a need to educate customers and then to develop operating processes to fulfill this growing demand profitably.”

     Besier was president and chief executive officer of FirePond, a global provider of e-business solutions for managing multi-channel selling, until the company was sold in 2003. From 1991 to 1996 he was president and chief executive officer of SAP America, a provider of business application software. Before joining SAP, Besier was general manager and corporate vice president of a subsidiary of Hoechst Celanese, a global chemicals and fiber conglomerate. He holds a bachelor's degree in business management and finance from the University of Economics in Berlin.

     “Neoware has grown revenues from $10 million to over $100 million, and now we are positioning ourselves for our next phase of growth,” commented Michael Kantrowitz, Neoware’s chairman and CEO. “Having worked closely with Klaus on the Neoware board, I am confident that he can help Neoware strategically and operationally, particularly as we expand our business globally. Neoware will benefit from Klaus’s experience in building a global organization, and from his in-depth software industry knowledge. We’re very pleased that we are able to attract an individual of Klaus’s caliber to help us capitalize on the opportunities in our market.”

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About Neoware

Neoware, Inc. (NasdaqNM:NWRE), provides enterprises throughout the world with thin client computing devices, software that turns PCs into thin clients, and services that adapt thin client technology to virtually any enterprise computing environment. Neoware’s software powers, manages and secures thin client devices and traditional personal computers, enabling them to run Windows® and Web applications across a network, stream operating systems on demand, and connect to mainframes, mid-range, UNIX and Linux systems. Headquartered in King of Prussia, PA, USA, Neoware has offices in Australia, Austria, China, France, Germany, and the United Kingdom. Neoware’s products are available worldwide from select, knowledgeable resellers, as well as via its partnerships with IBM, Lenovo and ClearCube. Neoware can be reached by email at info@neoware.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: the significant opportunity for Neoware; the increasing adoption of thin client software and devices; the rapidly growing demand for thin client solutions; our being positioned for the next phase of our growth; Mr. Besier’s ability to help us strategically and operationally; and the benefit to us from Mr. Besier’s experience as we expand globally. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include: our ability to retain Mr. Besier; our inability to manage our expanded organization; our inability to successfully integrate our recent acquisitions; the timing and receipt of future orders; our timely development and customers' acceptance of our products; pricing pressures; rapid technological changes in the industry; growth of overall thin client sales through the capture of a greater portion of the PC market, including sales to large enterprise customers; our ability to maintain our partnerships; our dependence on our suppliers and distributors; increased competition; our continued ability to sell our products through Lenovo to IBM's customers; our ability to attract and retain qualified personnel, including the former employees of the businesses we acquired; adverse changes in customer order patterns; our ability to identify and successfully consummate and integrate future acquisitions; adverse changes in general economic conditions in the U. S. and internationally; risks associated with foreign operations; and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K for the year ended June 30, 2005 and our quarterly reports on Forms 10-Q for the quarters ended September 30, 2005; December 31, 2005 and March 31, 2006.

Neoware is a trademark of Neoware, Inc. All other names, products and services are trademarks or registered trademarks of their respective holders.

Contact:	Neoware, Inc. Baker Egerton (610) 277-8300 x1742 baker.egerton@neoware.com